Exhibit 99.1
BEACON SIGNS $24.8 MILLION AGREEMENT WITH PAN-EUROPEAN MARKET LEADER
— Full Contract Revenue Recognition Projected in Fiscal 2010 —
— Expands Presence in Europe with Carrier Neutral Data Center Project —
LOUISVILLE, KY, November 11, 2009 — Beacon Enterprise Solutions Group, Inc. (OTC BB: BEAC) (www.askbeacon.com), an emerging global leader in the design, implementation and management of high performance Information Transport Systems (“ITS”) infrastructure solutions, has signed a project management services agreement with one of Europe’s leading providers of premium carrier-neutral data centers and managed services, for the design and construction of a data center in Zurich. The value of the contract is approximately $24.8 million, with completion of the entire project expected during the Company’s fourth fiscal quarter ended September 30, 2010.
The two phase project involves the planning, design, construction management and commissioning of the data center, including climatization, power and telecommunications. Phase 1, which has already commenced, is expected to be completed no later than March 31, 2010. Phase 2 of the agreement involves the completion of the full data center and is expected to be finished by September 30, 2010.
“We are pleased that this client selected Beacon Enterprise Solutions to be the construction manager and provide the design, integration and implementation of their communications needs for their new carrier-neutral datacenter,” said Bruce Widener, CEO of Beacon Enterprise Solutions. “At $24.8 million, this contract represents a significant engagement, and sets the pace for expected record growth in 2010.”
Mr. Widener continued, “Earlier this month we expanded our relationship with a Fortune 100 pharmaceutical client to provide them infrastructure, design and support in the EMEA region. With work for this client already underway, we are becoming more well-known for our international expertise, as evidenced by this new agreement.”
As a provider of carrier-neutral data centers, this client owns and operates 50,000 square meters of colocation space within 25 data centers in 11 countries across Europe. It delivers a full set of services that allow more than 1,100 companies to securely house, connect, monitor and maintain mission-critical IT equipment. Its comprehensive portfolio of data center services allows its customers to optimize the availability, scalability and flexibility of their IT infrastructure while minimizing capital expenditure.
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Carrier-neutral colocation is becoming an increasingly popular trend in Europe, where, according to a recent study, the growth in demand for outsourced data centers is expected to result in an estimated CAGR (Compound Annual Growth Rate) of 23% in the sector’s major European markets. Increases in demand for high-bandwidth consumer and business applications are contributing to this trend, as is the cost-benefit of outsourcing to a carrier-neutral data center.
Rick Mills, President of Beacon Enterprise Solutions commented, “This engagement marks the second major international assignment that we announced within a three-week period. We were selected based upon our company’s expertise and our ability to plan and execute mission-critical technology system projects according to the highest level of industry standards. We look forward to working with the client to create this new data center that will dramatically increase the bandwidth available in the Zurich region.”
About Beacon Enterprise Solutions Group, Inc.
Beacon Enterprise Solutions Group is an emerging global leader in the design, implementation and management of high performance Layer 1 network solutions. Beacon offers fully integrated, turnkey IT infrastructure solutions capable of fully servicing the largest companies in the world as they increasingly outsource to reduce costs while optimizing critical IT design and infrastructure management. Through an integrated team approach, Beacon offers a broad range of products and services including IT infrastructure design, implementation and management, application development and voice/data/security system integration, installation and maintenance. Beacon’s client roster includes state and local agencies, educational institutions, and over 4,000 companies ranging in size from mid-sized companies to the Fortune 500. Beacon is headquartered in Louisville, Ky., with regional headquarters in Dublin, Ireland and Zurich, Switzerland and personnel located throughout the United States and Europe.
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